FOR IMMEDIATE RELEASE
Contact:
William Yu
408-431-7286

SPRING CREEK ACQUISITION CORP.

OVER-ALLOTMENT OPTION EXERCISED

Beijing, China, March 13th, 2008 — Spring Creek Acquisition Corp. (OTC Bulletin Board: SCRUF) announced today that the underwriters of its initial public offering have exercised their over-allotment option in full, for a total of an additional 675,000 units. Each unit consists of one share of common stock and one warrant.  The 5,175,000 units sold in the offering, including the 675,000 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $41,400,000.  $40,671,000, which includes the $1,430,000 of proceeds from the previously-announced private placement of warrants to the founding stockholders, has been placed in trust.

EarlyBirdCapital Inc. acted as the sole book running manager and Roth Capital Partners acted as co-manager. Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from EarlyBirdCapital Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016.

Spring Creek Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business having its primary business operations in the Great China area, which also include Hong Kong, Macau, and Taiwan.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.